                                                                    EXHIBIT 12-2

                          CENTERPOINT PROPERTIES TRUST
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                  1997         1996         1995         1994         1993
                                                  ----         ----         ----         ----         ----
Available earnings:
     Net income (loss)                          $27,260      $14,941      $ 8,212      $ 2,359      ($4,930)
     Add interest expense (1)                    10,871       10,992       12,985       12,157        4,111
                                                -------      -------      -------      -------      -------
Available earnings (loss) (2)                   $38,131      $25,933      $21,197      $14,516      ($  819)
                                                =======      =======      =======      =======      =======
Fixed Charges:
     Interest expense                           $10,871      $10,992      $12,985      $12,157      $ 4,111
     Capitalized interest                           893          142           20           63          470
     Preferred dividends                            901          947        1,002
                                                -------      -------      -------      -------      -------
Total Fixed Charges                             $12,665      $12,081      $14,007      $12,220      $ 4,581
                                                =======      =======      =======      =======      =======

Ratio of earnings to Fixed Charges (3)             3.01         2.15         1.51         1.19
                                                =======      =======      =======      =======

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NOTES:
(1) Interest expense includes amortization of debt expense.
(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.
(3) The ratio of earnings to fixed charges for the year ended December 31, 1993 was less than one to one. The approximate dollar amount necessary to cover the deficiency in that period was $5,400.